Exhibit 99.1

FOR RELEASE:		May 16, 2011

Contact:	Stephen P. Theobald
Executive Vice President, Chief Financial Officer
(757) 217-1000

Hampton Roads Bankshares Announces First Quarter of 2011 Financial Results

  Net loss in the quarter of $31.7 million

• Provision expense declined to $21.3 million

• $46.1 million decline in nonperforming assets during the quarter

• Construction and Development loans decline nearly 17%

Norfolk, Virginia  (May 16, 2011):  Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq:  HMPRD), the holding company of Bank of Hampton Roads and Shore Bank, today announced financial results for the first quarter of 2011.  The Company reported a net loss to common shareholders of $31.7 million for the quarter, compared to a net loss to common shareholders of $40.5 million for the first quarter of 2010.  In addition, the Company reported a decline of $46.1 million in nonperforming assets during the quarter, marking the second straight quarterly decline in nonperforming assets.

 “We are pleased with the continuing decline in our nonperforming assets,” said John A. B. “Andy” Davies, Jr., President and Chief Executive Officer.  “Our strategic focus remains on exiting the problem assets on our balance sheet while returning the Company to profitability.”

As of March 31, 2011, total assets were $2.7 billion, down from $2.9 billion at both December 31, 2010 and March 31, 2010.  During the quarter, loans outstanding continued to decline as a result of limited origination activity and resolutions and charge-offs of nonperforming loans.  Gross loans ended the quarter at $1.8 billion, compared to $2.0 billion and $2.4 billion at December 31, 2010 and March 31, 2010, respectively.  Specifically, construction lending declined over $80 million during the quarter, or nearly 17%, to $395 million at March 31, 2011.  Total deposits declined during the first quarter of 2011 to $2.3 billion from $2.4 billion at

December 31, 2010 and $2.6 billion at March 31, 2010 as the Company continued to reduce its excess cash position and reduce its reliance on wholesale funding.

As of March 31, 2011, the Company exceeded regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well-capitalized” under the risk-based capital standards.  As of March 31, 2011, the Company’s total risk-based capital ratio was 10.73%.

During the quarter, nonperforming assets declined from $315.4 million at December 31, 2010 to $269.3 million at March 31, 2011.  Nonperforming assets represented 9.9% of total assets at March 31, 2011, down from 10.9% of total assets at December 31, 2010.

Net interest income for the first quarter of 2011 was $18.2 million, compared to $18.4 million for the quarter ended December 31, 2010 and $21.9 million for the prior year quarter. Declines in the Company’s loan portfolio reduced interest income for the quarter compared to prior quarters, offset somewhat by reductions in both deposit balances and associated deposit costs.  The provision for loan losses was $21.3 million for the quarter, compared to $27.9 million and $45.6 million for the quarters ended December 31, 2010 and March 31, 2010, respectively.

Noninterest income improved slightly from $1.8 million in the fourth quarter of 2010 to $2.1 million in the first quarter of 2011 as lower impairments on foreclosed assets offset continued low levels of mortgage banking revenue.  Noninterest income in the prior year quarter was $5.6 million, reflecting the low level of foreclosed assets on the balance sheet at that time.  Noninterest expense increased during the quarter, from $26.9 million to $30.7 million due primarily to a one time adjustment to FDIC insurance costs of $5.4 million, increased costs related to managing nonperforming assets and continuing high legal expenses.

As previously disclosed, on April 27, 2011, the Company conducted a one for twenty five reverse stock split.  All share and per share data for the periods presented have been adjusted to reflect the reverse stock split.

Separately, the Company today requested the withdrawal of its $100 million shelf registration statement filed in October of 2009.  The Company has determined that the registration is no longer contemplated as part of its capital plan.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates forty-eight banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPRD.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the EDGAR website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Caution About Forward-Looking Statements

Certain statements made in this earnings press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about exiting problem assets and returning the Company to profitability.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance the Company will be able to exit its problem assets or return to profitability or that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other filings made with the SEC.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

			(as restated)
Operating Results	Q1 2011	Q4 2010	Q1 2010

Interest income	$27,183	$28,583	$34,095
Interest expense	8,959	10,197	12,162
Net interest income	18,224	18,386	21,933
Provision for loan losses	21,314	27,865	45,613
Noninterest income	2,125	1,751	5,601
Noninterest expense	30,659	26,918	20,980
Income tax expense	44	40	62
Net loss	(31,668)	(34,686)	(39,121)
Preferred stock dividend and accretion of discount	-	-	1,375
Net loss available to common shareholders	(31,668)	(34,686)	(40,496)

Per Share Data

Loss per share:
Basic	$(0.95)	$(1.25)	$(45.74)
Diluted	(0.95)	(1.25)	(45.74)
Common dividends declared	-	-	-
Book value per common share	4.79	5.71	(55.48)
Book value per common share - tangible	4.48	5.39	(69.41)

Balance Sheet at Period-End

Total assets	$2,717,383	$2,900,156	$2,946,147
Gross loans	1,806,447	1,958,767	2,350,398
Allowance for loan losses	109,990	157,253	151,226
Total securities	373,267	358,600	208,659
Intangible assets	10,371	10,858	12,343
Total deposits	2,271,002	2,420,161	2,565,154
Total borrowings	262,562	263,206	275,260
Shareholders' equity	159,863	190,795	86,186
Shareholders' equity - tangible	149,492	179,937	73,843
Common shareholders' equity	159,863	190,795	(49,155)
Common shareholders' equity - tangible	149,492	179,937	(61,498)

			(as restated)
Daily Averages	Q1 2011	Q4 2010	Q1 2010

Total assets	$2,810,261	$2,979,823	$3,004,292
Gross loans	1,927,129	2,049,038	2,425,027
Total securities	366,543	260,109	206,203
Intangible assets	10,641	11,115	12,640
Total deposits	2,340,879	2,519,922	2,556,681
Total borrowings	262,893	265,668	276,890
Shareholders' equity	183,764	166,313	189,639
Shareholders' equity - tangible	173,123	155,198	176,999
Common shareholders' equity	183,764	166,313	54,536
Common shareholders' equity - tangible	173,123	155,198	41,896
Interest-earning assets	2,477,077	2,621,497	2,626,934
Interest-bearing liabilities	2,383,193	2,549,412	2,596,624

Financial Ratios

Return on average assets	-4.57%	-4.62%	-5.47%
Return on average common equity	-69.89%	-82.74%	-301.15%
Return on average common equity - tangible	-74.19%	-88.67%	-392.00%
Net interest margin	2.98%	2.78%	3.39%
Efficiency ratio	150.67%	131.69%	76.20%
Tangible common equity to tangible assets	5.52%	6.23%	-2.10%

Nonperforming Assets at Period-End

Nonaccrual loans - ASC 310-30	$12,574	$19,431	$51,502
Nonaccrual loans - all other	185,134	236,561	199,919
Total nonaccrual loans	197,708	255,992	251,421
Loans 90 days past due and still accruing interest	770	-	-
Repossessed assets	70,790	59,423	25,286
Total nonperforming assets	269,268	315,415	276,707

Asset Quality Ratios

Annualized net chargeoffs (recoveries) to average loans	-14.43%	-9.21%	-4.53%
Nonperforming loans to total loans	10.99%	13.07%	10.70%
Nonperforming assets to total assets	9.91%	10.88%	9.39%
Allowance for loan losses to total loans	6.09%	8.03%	6.43%